Exhibit 10.4

PROMISSORY NOTE

$6,000,000	Date: December 28, 2007

FOR VALUE RECEIVED, Tully’s Coffee Asia Pacific, Inc., a Nevada corporation with its principal place of business at 3100 Airport Way South, Seattle, WA 98134 (“Maker”), promises to pay to UCC Ueshima Coffee Co., Ltd., a Japanese corporation (“Payee”), in lawful money of the United States of America, the principal sum of Six Million Dollars ($6,000,000), together with interest in arrears on the unpaid principal balance at an annual rate of three percent (3%), in the manner provided below. All interest shall accrue from day to day and be computed on the basis of a year of 360 days and for the actual number of days elapsed.

This Promissory Note (“Note”) has been executed and delivered in conjunction with a Settlement Agreement executed by Tully’s Coffee Corporation (“Tully’s”) and Payee, a Guaranty executed by Tully’s for the benefit of Payee, and a Security Agreement, executed by Maker and Tully’s, securing repayment of all sums due pursuant to this Note, all dated as of this same date.

1.	PAYMENTS

1.1 PRINCIPAL AND INTEREST - The principal amount of this Note shall be due and payable in accordance with the repayment schedule set forth as Exhibit A hereto. Interest on the unpaid principal balance of this Note shall be due and payable annually in arrears, commencing with December 28, 2008. Notwithstanding any provision contained herein, the total principal and all accrued and unpaid interest and other monetary obligations of Maker hereunder (unless paid sooner or unless the obligations hereunder are accelerated in accordance with the terms and conditions of this Note) shall be due and payable, in full, on the earlier of (a) two (2) business days after Tully’s receives or otherwise obtains control over proceeds equal to or greater than the remaining balance due hereunder from an initial public offering of shares of Tully’s common stock pursuant to a registration under the Securities Act of 1933, as amended, and (b) the Maturity Date, as that term is defined on Exhibit A. For purposes of this Note, the offering of shares of Tully’s common stock to employees under Tully’s employee stock option and employee stock purchase plans pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended, shall not be considered a public offering of shares.

1.2 MANNER OF PAYMENT - All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to - Bank Name: Sumitomo Mitsui Banking Corporation; Branch Name: Kobe Main Office; Account Name: UCC Ueshima Coffee Co., Ltd.; Type of Account: Current Account; Account Number: 2405800; Swift Code: SMBCJPJT – or such other account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in Japan. Any payments of Maker hereunder shall be applied as follows: first, to the repayment of any expenses of Payee for which Maker is obligated hereunder; second, to the payment of accrued interest on the principal due hereunder; and third, to the payment of the principal itself.

1.3 PREPAYMENT - The Maker shall have the right, on any Business Day, without prior written notice to the Payee, to prepay, without penalty or premium, all sums due hereunder, in whole or in part; provided, however, that interest on the amount prepaid, accrued to the prepayment date, shall be paid on such prepayment date and each optional prepayment of the obligations hereunder shall be applied to the regularly scheduled installments of principal in their inverse order of maturities.

2.	DEFAULTS

2.1 EVENTS OF DEFAULT—The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a) If Maker shall fail to pay when due any payment of principal or interest on this Note.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) otherwise generally fail to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within sixty (60) days.

2.2 NOTICE BY MAKER - Maker shall notify Payee in writing within two (2) days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3 REMEDIES - Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, with default interest upon the principal balance from and including the date of such Event of Default accruing thereafter at the Default Rate until paid and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker agrees to pay all reasonable costs and expenses, including, without limitation, attorneys’ and accountants’ fees, incurred by Payee in connection with nonpayment of this Note and the enforcement of any obligation of Maker hereunder. Said reasonable fees and costs shall include, without limitation, attorneys’ and accountants’ fees incurred in any appeal or in any proceedings under any present or future bankruptcy act or state receivership, and the costs and fees incurred in any post-judgment collection of this Note. “Default Rate” shall mean the lower of (x) Eighteen Percent (18%) per annum or (y) the highest rate permitted by applicable law. Any interest or late charge which is not paid when due hereunder shall accrue interest, compounded monthly, at the Default Rate.

3.	MISCELLANEOUS

3.1 WAIVER - The rights and remedies of Payee under this Note shall be cumulative and not alternative; provided, however, that if Maker fails to make the Initial Payment, and so long as neither Maker nor Tully’s asserts any defense to a claim for nonpayment hereunder (other than proof of payment or a defense based on Payee’s intentional misconduct or gross negligence) then Payee shall elect between its rights and remedies for nonpayment hereunder and its rights to pursue the Action (as such term is defined in the Settlement Agreement executed by the Payee and Tully’s as of this same date). Subject to the immediately preceding proviso, no waiver by Payee of any right or remedy under this Note shall be effective unless in writing and signed by Payee and neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2 NOTICES - All notices and other communications required or permitted under this Note shall be in writing and shall be sent by confirmed e-mail or facsimile transmission (FAX) to the number or addresses set forth below (in each such case notice shall be deemed given on the date of transmission) or by overnight air courier service (in which case notice shall be deemed given when received by addressee or on the third (3rd) day after the date of delivery to the courier, whichever is earlier), or by registered or certified mail, return receipt requested, postage prepaid and properly addressed (in which case notice shall be deemed given when received by the addressee or on the seventh (7th) day after the date of mailing, whichever is earlier), to the addresses set forth below, or such other address as a party may hereafter provide notice of to the other:

To Payee:	UCC Ueshima Coffee Co., Ltd.
7-7-7 Minatojima-Nakamachi, Chuo-ku
Kobe, Japan 650-8577
Attn: Gota Ueshima & Seisuke Ueshima
Fax: 011-81-78-304-8845

With a copy to:	Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, WA 98101-2939
Attn: Sara P. Sandford & Bruce A. McDermott
Fax: 1-206-464-0125

If to Maker:	Tully’s Coffee Asia Pacific, Inc.
3100 Airport Way South
Seattle, WA 98134
Attention: President
Fax: 1-206-233-2075

With a copy to:	Carney Badley Spellman, P.S.
701 Fifth Avenue, Suite 3600
Seattle, WA 98104
Attn: Patrick R. Lamb
Fax: 1-206-467-8215

3.3 SEVERABILITY - If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree or with respect to any particular party will remain in full force and effect to the extent not held invalid or unenforceable. In no event shall any provision of this Note be construed to require payment by Maker of interest in excess of the maximum rate permitted by applicable law. In the event that any payment is received by the holder of this Note which would otherwise be deemed to be a payment of interest in excess of such maximum, then the payment shall be deemed to have been paid on account of principal at the time of receipt. Maker represents and warrants that the funds evidenced by this Note have been used exclusively for commercial, investment, or business purposes and not for personal, family or household purposes.

3.4 GOVERNING LAW - The validity, performance, construction, interpretation, and effect of this Note shall be governed by and construed in accordance with the laws of the State of Washington without regard to conflicts of laws principles. Maker acknowledges that by execution and delivery of this Note and the transactions for which this debt was incurred, Maker has transacted business in the State of Washington and Maker hereby voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Washington as to all matters relating to or arising from this Note.

3.5 PARTIES IN INTEREST - Maker shall not assign its obligations hereunder. Subject to the foregoing, this Note shall bind Maker and its successors and assigns.

3.6 SECTION HEADINGS, CONSTRUCTION - The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

MAKER HEREBY ACKNOWLEDGES LIABILITY FOR PAYMENT OF ALL AMOUNTS OWING UNDER THIS NOTE AND AGREES THAT PAYEE DOES NOT HAVE TO FORECLOSE ON THE RELATED GUARANTY OR SECURITY AGREEMENT BEFORE DEMANDING FULL PAYMENT FROM MAKER.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

ACCORDINGLY, Maker has caused this Note to be duly executed and delivered as of the date first stated above.

MAKER: Tully’s Coffee Asia Pacific, Inc.

By:
Title:

EXHIBIT A

Repayment Schedule

Initial Payment: Two Million Dollars ($2,000,000) on or before the earlier of (a) January 8, 2008 and (b) when Maker receives any distribution of $2,000,000 or more from the proposed general partnership that Maker intends to form with one or more third parties, as a joint venture, through which Tully’s brand coffees and products will be marketed in various jurisdictions throughout Asia.

December 28, 2008 – One Million Dollars ($1,000,000)

December 28, 2009 – One Million Dollars ($1,000,000)

December 28, 2010 – One Million Dollars ($1,000,000)

December 28, 2011 – One Million Dollars ($1,000,000)

Maturity Date: December 28, 2011